Exhibit 99.1

Company Contact:

  Tim O’Neil

  Chief Financial Officer

  425.487.4333

LOUD Technologies Reports

2006 Results

WOODINVILLE, Washington - March 16, 2007 - LOUD Technologies Inc.  (LOUD)  (NASDAQ:LTEC) today announced net income for 2006 was $0.6 million, or $0.13 per diluted share on sales of $215.0 million.

“We did not fully achieve our financial objectives for 2006,” said Chairman and CEO Jamie Engen.  “However, we did make many significant strides in our plan to improve the long term profitability of the company.  The costs of consolidating our operations, and costs incurred in the process of closing our two remaining domestic manufacturing plants, had an adverse effect on our 2006 performance.  We are confident that the steps we have taken will reduce our operating costs and increase our gross margin in the future.  By continuing to leverage LOUD’s global distribution capability, expanding portfolio of famous-name branded products, and solid reputation for quality and innovation in the professional audio and music industries, we believe we can achieve our goal to deliver long-term value for our shareholders.”

Twelve Month Results

For the twelve months ended December 31, 2006, net sales increased 5.2% to $215.0 million from $204.3 million for 2005.

Gross profit for 2006 was $71.5 million or 33.2% of net sales compared to $65.3 million or 32.0% of net sales for 2005.  Reducing the 2005 gross profit was approximately $2.4 million of costs relating to the impact of recording St. Louis Music’s inventories at fair value as a result of the purchase price allocation of St. Louis Music.

Operating income for 2006 was $8.8 million compared to $8.5 million for 2005. Included in 2006 are restructuring costs of $1.6 million related to reductions in workforce in the consolidation of St. Louis Music operations and service operations, and the planned closures of our domestic manufacturing plants in the first half of 2007.

LOUD Technologies Reports 2006 Results

March 16, 2006

Page Two

Net income from continuing operations for 2006 was $0.6 million, or $0.13 per diluted share.  This compares to net income from continuing operations of $0.9 million or $0.19 per diluted share in 2005. Net income in 2005 included a gain on the sale of the Company’s discontinued operations in Italy of $2.8 million (net of tax), or $0.57 per diluted share.

Three Month Results

Net sales for the three months ended December 31, 2006 decreased 11.8% to $49.5 million from $56.1 million in the comparable period in 2005.

Gross profit for the three months ended December 31, 2006 was $15.8 million, or 32.0% of net sales compared to $18.1 million, or 32.3% of net sales for the comparable period in 2005.

Net loss for the three months ended December 31, 2006 was $1.6 million, or $0.33 per diluted share compared to net income of $1.7 million, or $0.35 per diluted share for the comparable period in 2005.

About LOUD Technologies Inc.

LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products.  As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, SIA and TAPCO, LOUD Technologies produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments.  LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words - “believe”, “expect”, “anticipate”, “intend”, “will” and similar expressions are examples of words that identify forward-looking statements.  These forward-looking statements include statements about the anticipated success of our management initiatives in driving future profitability, and are based on current expectations and assumptions based on information currently available to us.  These forward-looking statements may be affected by the risks and uncertainties associated with our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2005.  We do not assume, and expressly disclaim, any obligation to update these forward-looking statements to conform them to actual results or changes in the Company’s expectations.

(table attached)

LOUD TECHNOLOGIES INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

December 31, 2006 and 2005

(In thousands, except for share amounts)

	2006	2005
Assets
Current assets:
Cash	$311	$468
Accounts receivable, net of allowances of $2,258 and $2,224, respectively	26,230	28,224
Inventories	54,844	39,290
Prepaid expenses and other current assets	1,504	1,859
Total current assets	82,889	69,841
Property, plant and equipment, net	6,543	7,863
Goodwill	2,248	2,248
Other intangible assets, net	11,367	12,198
Deferred financing costs, net	2,692	3,378
Other assets	17	17
Total assets	$105,756	$95,545

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term borrowings	$14,210	$9,595
Accounts payable	23,023	16,133
Accrued liabilities	11,187	10,009
Taxes payable	1,559	1,293
Current portion of long-term debt	3,306	3,306
Current portion of payable to former Italian subsidiary	700	2,200
Other current liabilities	3,162	—
Total current liabilities	57,147	42,536

Long-term debt, excluding current portion	38,299	40,944
Deferred tax liabilities	99	40
Future commitment to pay	—	2,938
Other liabilities	6	—
Total liabilities	95,551	86,458

Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, no par value. Authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value. Authorized 40,000,000 shares, issued and outstanding 4,575,022 and 4,566,202 shares at December 31, 2006 and 2005, respectively	41,281	40,788
Accumulated deficit	(31,076)	(31,701)
Total shareholders’ equity	10,205	9,087
Total liabilities and shareholders’ equity	$105,756	$95,545

LOUD TECHNOLOGIES INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

Years ended December 31, 2006 and 2005

(In thousands, except per share data)

	2006	2005
Net sales	$215,033	$204,328
Cost of sales	143,581	139,004
Gross profit	71,452	65,324
Operating expenses:
Selling, general, and administrative	49,313	46,561
Research and development	11,754	10,255
Restructuring costs	1,604	—
Total operating expenses	62,671	56,816
Operating income	8,781	8,508
Other income (expense):
Interest income	147	322
Interest expense	(6,693)	(5,635)
Management fee	(1,048)	(1,161)
Other	(131)	(1,057)
Total other expense	(7,725)	(7,531)
Income (loss) before income taxes and discontinued operations	1,056	977
Income tax expense	431	47
Income (loss) from continuing operations	625	930

Gain on discontinued operations, net of income tax expense of $0 and $58, respectively	—	2,827
Net income (loss)	$625	$3,757

Per share data
Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.13	$0.20
Net income from discontinued operations	—	0.59
Basic net income (loss) per share	$0.13	$0.79
Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.13	$0.19
Net income from discontinued operations	—	0.57
Diluted net income (loss) per share	$0.13	$0.76

Shares outstanding
Shares used in computing basic net income (loss) per share	4,807	4,758
Shares used in computing diluted net income (loss) per share	4,979	4,957